Exhibit 2.2

AGREEMENT AND PLAN OF

CONVERSION MERGER

THIS AGREEMENT AND PLAN OF CONVERSION MERGER (“Agreement”) is entered into as of this 14th day of November, 2014, respectively, by and among Wells Financial Corp. (“Wells”), a Minnesota corporation, Wells Federal Bank (the “Bank”), a Minnesota state chartered commercial bank and the wholly owned subsidiary of Wells, and St. James Federal Savings and Loan Association (“St. James”), a federal mutual savings association.

WHEREAS, St. James desires to convert to the stock form of organization to facilitate a simultaneous merger with and into the Bank;

WHEREAS, the Boards of Directors of the Bank and St. James have adopted a Plan of Conversion Merger (the “Plan of Conversion”);

WHEREAS, each director and executive officer of St. James have entered into an agreement dated as of the date hereof in the form of Exhibit A hereto pursuant to which he or she has agreed to cast their votes in favor of this Agreement and the transactions contemplated thereby; and

WHEREAS, Wells, the Bank and St. James intend by this Agreement to set forth the terms and conditions of a “merger,” satisfying the terms and conditions of Minnesota Statutes, Section 49.33 to 49.41 and other applicable law.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wells, the Bank and St. James hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01         Definitions. Any term used herein and not defined shall have the meaning given to such term in the Plan of Conversion. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(1)         Agreement means this Agreement dated the date hereof.

(2)         Applications means the applications or notices to be filed with the OCC, the FDIC, the MDFI and, unless waived, the FRB for the regulatory approvals that are required by applicable law in connection with the transactions contemplated hereby.

(3)         Closing Date means such date as Wells and the Bank, in consultation with St. James, select within 15 days after the occurrence of the following: (i) the expiration of all applicable waiting periods in connection with all approvals from Regulatory Authorities; (ii) the satisfaction or waiver of all conditions to the consummation of the Conversion Merger; and (iii) the execution and filing with all Regulatory Authorities of all documents necessary to effect the Conversion Merger; or on such earlier or later date as may be agreed by the parties and reflected in any such filings.

(4)         Conversion Merger means the transactions whereby St. James will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank which shall be the Resulting Institution.

(5)         Conversion Merger Consideration shall mean $1.00 in cash, without interest, for each share of Conversion Stock.

(6)         Conversion Stock means the St. James Common Stock to be authorized and issued by St. James in its stock form as part of the Conversion Merger in exchange for the Conversion Merger Consideration.

(7)         Environmental Laws means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, all water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response Act, Comprehensive Environmental and Liability Act, Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

(8)         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(9)         Exchange Act means the Securities Exchange Act of 1934, as amended.

(10)        FDIC means the Federal Deposit Insurance Corporation.

(11)        FRB means the Board of Governors of the Federal Reserve System.

(12)        GAAP means generally accepted accounting principles in the United States.

(13)        Hazardous Material means any substance, waste or other material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde, foam insulation, lead and polychlorinated biphenyl.

(14)        IRC means the Internal Revenue Code of 1986, as amended.

(15)        IRS means the Internal Revenue Service.

(16)        Knowledge means, as to a party, the actual knowledge of an officer of such party.

(17)        Material Adverse Effect means with respect to an entity, any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (i) the financial condition, properties, assets, business, prospects or results of operations of such entity or (ii) the ability of such

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entity to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Conversion; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, thrift and similar laws and/or regulations of general applicability or interpretations thereof by courts, (b) changes in GAAP or regulatory accounting requirements applicable to banks and thrifts generally, or (c) direct and indirect costs incurred to implement this Agreement.

(18)        MDFI means the Division of Financial Institutions of the Department of Commerce of the State of Minnesota.

(19)        Member means any person or entity that qualifies as a member of St. James pursuant to its mutual Charter or Bylaws.

(20)        OCC means the Office of the Comptroller of the Currency of the Department of the Treasury and any successor thereto.

(21)        Plan of Conversion means the Plan of Conversion Merger (as it may from time to time be amended, restated or supplemented hereafter) adopted by St. James and the Bank and to be filed with the OCC, a copy of which plan is attached hereto as Exhibit B, pursuant to which St. James will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank which shall be the Resulting Institution.

(22)        Registration Statement means the Registration Statement to be filed by Wells with the SEC for the offering of Wells Common Stock to certain eligible account holders and other Members of St. James in a subscription offering.

(23)        Regulatory Authority means any agency or department of any federal, state or local government, including, without limitation, the OCC, and any successor thereto, the MDFI, the FRB, the FDIC and the SEC or the staff thereof.

(24)        Resulting Institution means the Bank which shall be the resulting institution in the merger with St. James.

(25)        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

(26)        SEC means the Securities and Exchange Commission.

(27)        Securities Act means the Securities Act of 1933, as amended.

(28)        St. James means, as the context requires, either St. James Federal Savings and Loan Association in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(29)        St. James Common Stock means the common stock, par value $1.00 per share, to be authorized by St. James as part of the Conversion Merger.

(30)        St. James Disclosure Schedule means, collectively, the disclosure schedules delivered by St. James pursuant to this Agreement.

(31)        St. James Financials means (i) the financial statements of St. James as of September 30, 2013 and September 30, 2014 and for each of the years then ended and (ii) the interim financial statements of St. James as of and for each calendar quarter thereafter.

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(32)        St. James Regulatory Reports means all reports, registrations, documents and statements, together with any amendments required to be made with respect thereto, that St. James was required to file or otherwise submit since September 30, 2012, and will be required to submit prior to the Closing Date with or to the OCC, the FDIC, or any other Regulatory Authority pursuant to the laws, rules or regulations of the United States, the OCC, the FDIC or any other Regulatory Authority.

(33)        Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank or savings association.

(34)        Tax Return means any return, report, information return or document (including any related or supporting information) required to be filed or otherwise provided with respect to Taxes.

(35)        Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed or required to be collected by any United States federal, state, local or foreign taxing authority or political subdivision thereof, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines, assessments or additions attributable thereto.

(36)        Wells Common Stock means the common stock, par value $.10 per share, of Wells.

(37)        Wells Disclosure Schedule means, collectively, the disclosure schedules delivered by Wells and the Bank to St. James pursuant to this Agreement.

(38)        Wells Financials means (i) the audited financial statements of Wells as of December 31, 2012 and December 31, 2013 and for each of the years then ended and (ii) the unaudited interim financial statements of Wells as of and for each calendar quarter thereafter.

(39)        Wells Subsidiary means each direct and indirect Subsidiary of Wells, including the Bank and Wells Insurance Agency, Inc. (together, the “Wells Subsidiaries”).

ARTICLE II

ACQUISITION, CONVERSION AND MERGER

2.01         Conversion Merger. Subject to the terms and conditions of this Agreement and the Plan of Conversion and the required regulatory approvals, St. James shall convert to a federal stock savings association and immediately subsequent thereto, merge with and into the Bank with the Bank as the Resulting Institution. Deposit account holders of and borrowers from St. James shall receive the right to subscribe for the shares of Wells Common Stock issued by Wells in connection with the Conversion Merger in accordance with the Plan of Conversion and OCC regulations.

2.02         Liquidation Account. At the Merger Effective Time (as defined in Section 2.04 below), the Bank shall establish on its books a liquidation account in accordance with the Plan of Conversion and applicable OCC regulations for the benefit of, and in order to ensure a limited priority claim in the event of the liquidation of the Bank for, certain depositors of St. James who shall become depositors of the Bank as a result of the transactions contemplated by this Agreement and the Plan of Conversion and who, following the Closing Date, remain as depositors of the Bank.

2.03         Acquisition of Conversion Stock. Subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Plan of Conversion, Wells shall acquire 1,000 shares of Conversion Stock, or all of the shares to be issued by St. James in its conversion as provided for in the Plan of Conversion, in exchange for the Conversion Merger Consideration.

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2.04         Merger of St. James into the Bank. Immediately following Wells’ acquisition of all of the Conversion Stock issued by St. James and the closing of the offering of Wells Common Stock pursuant to the Plan of Conversion, St. James shall be merged with and into the Bank, with the Bank as the Resulting Institution, in accordance with the applicable laws of the State of Minnesota and the United States and the applicable regulations of the OCC, the FDIC, the FRB and the MDFI. The name of the Resulting Institution shall be Wells Federal Bank. The merger of St. James with and into the Bank shall become effective upon the filing of the Certificate of Merger with the Minnesota Secretary of State (the “Merger Effective Time”). At the Merger Effective Time, all of the shares of Conversion Stock that are issued and outstanding immediately prior thereto shall thereupon be canceled.

2.05         Deposit Accounts. At the Merger Effective Time, all deposit accounts of St. James shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturities, minimum required balances or withdrawal values. At the Merger Effective Time and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution, each deposit account of St. James shall be considered for interest or liquidation purposes as if it had been a deposit account of the Resulting Institution at the time such deposit account was opened.

2.06         Transfer of Assets and Assumption of Liabilities. At the Merger Effective Time, all of the assets and properties of every kind and character, real, personal and mixed, tangible and intangible, chose in action, rights and credits then owned by or that would inure to St. James, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed on the part of Wells, the Bank or St. James, be vested in and become the properties of the Resulting Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by St. James immediately prior to the consummation of the Conversion Merger. At the Merger Effective Time, the Resulting Institution shall assume and succeed to all of the rights, obligations, duties and liabilities of St. James, including, without limitation, liabilities for all deposits, debts, obligations and contracts of St. James, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of St. James.

2.07         Principal Place of Business; Detached Facilities. At and after the Merger Effective Time, the sole current office of St. James at 501 1st Avenue South, St. James, Minnesota 56081 shall be held as a branch office by the Bank. The principal place of business of each of Wells and the Bank shall continue to be at 53 First Street, S.W., Wells, Minnesota 56097 after the Merger Effective Time.

2.08         Board of Directors and Executive Officers of Resulting Institution. At and after the Merger Effective Time, the directors and executive officers of the Resulting Institution shall be those persons who served as directors and executive officers, respectively, of the Bank immediately prior to the Merger Effective Time, which consists of the following individuals:

Gerald D. Bastian 50 Valley Ct. Mankato, MN 56001	Richard Mueller 602 8th Street SW Wells, MN 56097

Randel I. Bichler 760 7th Street SW Wells, MN 56097	Dale E. Stallkamp 8332 440th Ave. Blue Earth, MN 56013

David Buesing 393 2nd Ave. SW Wells, MN 56097	Lonnie R. Trasamar 506 North Main Street Blue Earth, MN 56013

James D. Moll 400 9th Ave. SW Wells, MN 56097

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2.09         Certificate of Incorporation and Bylaws of Resulting Institution. At and after the Merger Effective Time, the Certificate of Incorporation and Bylaws of the Bank shall be and remain the Certificate of Incorporation and Bylaws of the Resulting Institution.

2.10        Approval by Boards of Directors. At least two-thirds of the board of directors of St. James and a majority of the board of directors of the Bank and Wells shall approve the Conversion Merger as evidenced by the Plan of Conversion and this Agreement.

2.11        Approval by Members and Sole Stockholder. Upon approval of the Plan of Conversion and the required Applications by the applicable Regulatory Authorities, this Agreement and the Plan of Conversion shall be duly submitted to the Members of St. James for their approval by the requisite vote of the Members and to Wells as sole stockholder of the Bank. St. James shall use its best efforts to obtain the required approval of the Plan of Conversion by its Members.

2.12         Best Efforts to Effect Transactions. Subject to the terms and conditions of this Agreement, each of Wells and St. James agrees to use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Conversion Merger and any other transactions contemplated by this Agreement.

2.13         Compliance with Banking Laws. The acquisition of St. James by Wells through the Conversion Merger shall be accomplished in accordance with this Agreement, the Plan of Conversion and all applicable federal and state statutes and regulations, including those of the MDFI, the FDIC, the FRB and the OCC. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals or non-objections.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ST. JAMES

St. James hereby represents and warrants to Wells and the Bank that, except as set forth in the St. James Disclosure Schedule, which has previously been delivered to Wells:

3.01         Organization.

(a)            General. St. James is a federal mutual savings association, and, upon completion of the conversion to stock form, will be a federal stock savings association, in each case, duly organized, validly existing and in good standing under the laws of the United States. St. James has no direct or indirect subsidiaries. St. James has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. St. James is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except, to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on the business, financial condition or results of operations of St. James.

(b)             Capital Structure. As of the date of this Agreement, St. James does not have any authorized or outstanding capital stock and there are no outstanding Rights to acquire the capital stock of St. James. Upon completion of its conversion to stock form, St. James will have authorized capital consisting of 1,000 shares of St. James Common Stock and all outstanding shares of St. James Common Stock will be validly issued, fully paid and non-assessable and held of record and beneficially by Wells. St. James will convey to Wells good and marketable title to the Conversion Stock free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects of title. The issuance of the Conversion Stock will not be subject to preemptive rights of any person.

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(c)            Deposit Insurance. The deposits of St. James are insured by the FDIC to the maximum extent provided by law.

(d)            Minute Books. The minute books of St. James accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and Members, and such minute books, together with all other books and records of St. James, have been, and are being, maintained in accordance with applicable legal requirements.

(e)            Charter and Bylaws. St. James has delivered to Wells true and correct copies of the Charter and the Bylaws of St. James.

3.02         Affiliations. Except as disclosed in the St. James Disclosure Schedule, St. James does not own any equity interest, directly or indirectly, in any other company or control any other company, except for equity interests held in the investment portfolio of St. James, equity interests held by St. James in a fiduciary capacity and equity interests held in connection with the mortgage, home equity and other loan activities of St. James. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by St. James with respect to any other company’s capital stock. Except as disclosed in the St. James Disclosure Schedule, St. James is not a party to any transaction with any member of the St. James Board of Directors or any officer of St. James. Any and all such transactions set forth in the St. James Disclosure Schedule comply in all material respects with applicable banking regulations.

3.03         Authority: No Violation.

(a)            Authority. St. James has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by St. James and the consummation by St. James of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Board of Directors of St. James and no other corporate proceedings on the part of St. James are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of St. James, enforceable against St. James in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            No Conflict or Breach. Except as disclosed in the St. James Disclosure Schedule, neither the execution and delivery of this Agreement by St. James nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws of St. James, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to St. James or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of St. James under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which St. James is a party or by which St. James or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on St. James or St. James’ ability to perform any of its obligations under this Agreement.

3.04         Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or

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approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by St. James and the consummation by St. James of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OCC, the FDIC, the MDFI and, if not waived, the FRB; (ii) the filing with the SEC of a Registration Statement, of which the Proxy Statement/Prospectus that is to be mailed to eligible Members of St. James is a part, registering the Wells Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby; (iii) the adoption of the Plan of Conversion by the requisite vote of the Members of St. James; (iv) the filing of the Certificate of Merger with the Minnesota Secretary of State; and (v) such other filings, authorizations and approvals as may be set forth in the St. James Disclosure Schedule.

3.05         Regulatory Reports and Financial Statements.

(a)            St. James Regulatory Reports. St. James has previously delivered, and, as soon as available, will deliver to Wells the St. James Regulatory Reports set forth in the St. James Disclosure Schedule. The St. James Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, and will fairly present, the financial position, results of operations and changes in retained earnings of St. James as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). All St. James Regulatory Reports are, and will be, true and correct in all material respects and were, or will be, filed on a timely basis.

(b)            St. James Financials. St. James has previously delivered to Wells the St. James Financials set forth in the St. James Disclosure Schedule. As soon as available, St. James will furnish Wells with the St. James Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of St. James have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements. The quarterly Call Reports of St. James, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition of St. James. The St. James Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of St. James as of and for the periods ending on the dates thereof.

(c)             No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the St. James Regulatory Reports, St. James did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the St. James Disclosure Schedule.

3.06         Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of St. James have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of St. James have been, or will be, timely paid in full or adequate provision has been made for any such Taxes in the St. James Financials and in the quarterly Call Reports. There is no audit examination, deficiency or refund litigation with respect to any Taxes of St. James that could result in a determination that would have a Material Adverse Effect on St. James. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the St. James Financials and in the quarterly Call Reports. St. James has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

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3.07         No Material Adverse Effect. Since September 30, 2014 [Provided we have the St. James Financials as of this date], except as disclosed in the St. James Disclosure Schedule, St. James has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of St. James, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on St. James.

3.08         Anti-takeover Provisions. Except as provided by 12 CFR 192.525, there are no anti-takeover provisions in the St. James Charter or Bylaws, OCC rules and regulations, or other applicable federal or state laws, rules or regulations that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein.

3.09         Contracts.

(a)            General. Except as disclosed in the St. James Disclosure Schedule, or as otherwise specified herein, St. James is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any officer, director or employee of St. James, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar arrangements for or with the officers, directors or employees of St. James; (iii) any collective bargaining with any labor union relating to employees of St. James; (iv) any indebtedness disclosed in the St. James Disclosure Schedule, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which St. James is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Wells, the Bank or St. James; (v) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of IRC Section 280G; (vi) any contract, plan, arrangement or instrument that is material to the financial condition, results of operations, business or prospects of St. James; (vii) any agreement containing covenants that limit the ability of St. James to engage in any particular line of business or to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, St. James may carry on its business (other than as may be required by law or any regulatory agency); (viii) any contract, agreement or commitment pursuant to which St. James may become obligated to invest in or contribute capital to any entity; or (ix) any contract or agreement, or amendment thereto, not described above that involved payments during the last fiscal year or which could reasonably be expected to involve payments of more than $10,000 or the termination of which would require a payment by St. James in excess of $10,000. Copies of all documents set forth in the St. James Disclosure Schedule have been delivered to Wells as provided herein.

(b)            No Breach or Default. All the contracts, plans, arrangements and instruments identified in the St. James Disclosure Schedule are duly and validly executed and delivered by St. James and, to the Knowledge of St. James, duly executed and delivered by the other parties thereto, and St. James has not breached any provision of, or defaulted in any respect under any term of, any such contract, plan, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in the St. James Disclosure Schedule, no plan, employment agreement, severance agreement or similar agreement or arrangement to which St. James is a party or under which they may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue

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future benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of St. James or (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

3.10         Ownership of Property; Insurance Coverage.

(a)             Title to Assets. St. James has, and will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or used by it in the conduct of its business, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the St. James Regulatory Reports and in the St. James Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the St. James Disclosure Schedule and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. St. James, as lessee, has the right under leases of properties (whether real or personal) used by it in the conduct of its businesses to occupy and/or use such properties occupied and/or used by it.

(b)            Insurance. St. James is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by St. James are in full force and effect, St. James is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of St. James management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the St. James Disclosure Schedule. St. James has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

3.11         Legal Proceedings. Except as disclosed in the St. James Disclosure Schedule, St. James is not a party to, and there are not pending, or, to its Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against St. James or its officers and directors; (ii) to which St. James’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) that could adversely affect the ability of St. James to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on St. James. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon St. James or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on St. James. No director or officer of St. James currently is being indemnified or is seeking to be indemnified, with respect to a previous, current or threatened claim, by St. James pursuant to applicable law or its governing documents.

3.12         Compliance with Applicable Law.

(a)            General. St. James holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of St. James’s business nor otherwise have a Material Adverse Effect on St. James. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of St. James’s Knowledge, threatened.

(b)            No Notices. Except as disclosed in the St. James Disclosure Schedule, St. James has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in

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substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on St. James, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a “Regulatory Agreement”). St. James has not consented to or entered into any Regulatory Agreement that has not been satisfied and terminated as of the date hereof.

3.13         Benefit Plans. St. James has previously delivered to Wells true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, supplemental life insurance arrangements, post-retirement medical and other insurance benefits, long-term care policies, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the St. James Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of St. James. Neither St. James nor any pension plan maintained by St. James has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. St. James has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. Except as disclosed in the St. James Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or director of St. James to any compensation or benefit, (ii) accelerate the time of payment or vesting, (iii) trigger any payment or funding of any compensation or benefits or other material obligation, or (iv) result in any breach or violation of, or default under, or limit the right to amend, modify or terminate any such St. James plan. All “employee benefit plans,” as defined in ERISA Section 3(3), have been maintained and operated in all material respects in compliance with ERISA and the IRC, including Section 409A of the IRC, and St. James and its agents and affiliates have not breached any duties imposed thereunder. Except as disclosed in the St. James Disclosure Schedule, St. James does not have any material liability under any such plan. St. James has correctly computed and timely made all contributions, premium payments and payments of other amounts for which it is responsible. To the best Knowledge of St. James, except as disclosed in the St. James Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by St. James that would be taxed under IRC Section 4975. St. James provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Except as disclosed in the St. James Disclosure Schedule, there is no existing or, to the Knowledge of St. James, contemplated, audit of any St. James compensation and benefit plans by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or, to the Knowledge of St. James, threatened claims by, on behalf of or with respect to any St. James compensation and benefit plan, or by or on behalf of any individual participant or beneficiary of any such plan, alleging any violation of ERISA or any other applicable laws, or claiming

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benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of St. James is there any basis for such claim.

3.14         Brokers and Finders. Except as disclosed in the St. James Disclosure Schedule, neither St. James nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

3.15         Environmental Matters. Except as disclosed in the St. James Disclosure Schedule, to the best of St. James’ Knowledge, St. James is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by St. James, for which St. James could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on St. James. Except as disclosed in the St. James Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of St. James’s Knowledge, threatened relating to any actual or potential Condition or Violation.

3.16         Business of St. James. Except as disclosed in the St. James Disclosure Schedule, since September 30, 2014, St. James has conducted its business only in the ordinary course and has not taken any action that would otherwise be prohibited by the provisions of Section 5.01 hereof.

3.17         Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the St. James Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the St. James Regulatory Reports are, and will be, adequate in accordance with the requirements of GAAP, and no Regulatory Authority has required or requested St. James to increase any allowance for loan losses. St. James has disclosed to Wells in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of St. James that have been classified as “Other Loans Specifically Monitored”, “Special Mention”, “Substandard”, “Doubtful , “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import, and St. James shall, promptly after the end of any month between the date hereof and the Closing Date, inform Wells of any additional loans so classified at any time after the date hereof. The “Real Estate Owned” included in any nonperforming assets of St. James is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. The St. James Disclosure Schedule sets forth a complete and correct list of all loans from St. James to any present insider (as such term is defined in FRB Regulation O).

3.18         Information to be Supplied. The information supplied, or to be supplied, by St. James for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

3.19         Reorganization. As of the date hereof, St. James is aware of no reason why the Conversion Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.20         Representations True and Correct. No representations made by St. James in this Agreement or in the St. James Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in the St. James Financials, the St. James Regulatory Reports or any other documents or reports provided by or for St. James to Wells contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

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3.21         Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of St. James and at all times subsequent to such mailing, up to and including the time of completion of the sale of Wells Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating to St. James, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OCC, to the extent not waived; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WELLS AND THE BANK

Wells and the Bank hereby represent and warrant to St. James that, except as set forth in the Wells Disclosure Schedule, which has previously been delivered to St. James:

4.01         Organization.

(a)            General. Wells is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Wells has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Wells is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole.

(b)            Capitalization of Wells. The authorized capital stock of Wells consists of 7,000,000 shares of Wells Common Stock, par value $0.10 per share, and 500,000 shares of Wells preferred stock, no par value per share. As of the date hereof, 741,346 shares of Wells Common Stock are issued and outstanding, and no shares of Wells preferred stock have been issued. All outstanding shares of Wells Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Wells Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. The shares of Wells Common Stock to be offered to qualifying Members of St. James pursuant to this Agreement in connection with the Conversion Merger have been duly authorized and at the Merger Effective Time, the shares of Wells Common Stock issued to such Members will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

(c)            Capitalization of the Bank. The authorized capital stock of the Bank consists of 10,000 shares of common stock, par value $1.00 per share, which will continue to be the authorized capital stock of the Resulting Institution following the Merger Effective Time.

(d)            Wells Subsidiaries. The Wells Disclosure Schedule lists each direct and indirect Subsidiary of Wells, including the Bank and Wells Insurance Agency, Inc. (each individually a “Wells Subsidiary” and together, the “Wells Subsidiaries”). Each of the Wells Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Wells Disclosure Schedule. Each Wells Subsidiary has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Each Wells Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent

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that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole.

(e)            Deposit Insurance. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law.

4.02         Authority: No Violation.

(a)            Authority. Each of Wells and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by each of Wells and the Bank and the consummation by them of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Boards of Directors of Wells and the Bank and no other corporate proceedings on the part of Wells or the Bank are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Wells and the Bank, enforceable against Wells and the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            No Conflict or Breach. Neither the execution and delivery of this Agreement by Wells and the Bank nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Wells or the Articles of Incorporation, Articles of Association, Charter or other organizing document or Bylaws of any Wells Subsidiary, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Wells or any Wells Subsidiary or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Wells or any Wells Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Wells or any Wells Subsidiary is a party or by which Wells or any Wells Subsidiary or any of their properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole, or Wells’ ability to perform any of its obligations under this Agreement.

4.03         Financial Statements.

(a)            Wells Financials. Wells has previously delivered to St. James the Wells Financials set forth in the Wells Disclosure Schedule. As soon as available, Wells will furnish St. James with the Wells Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Wells have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly financial statements of Wells are true and correct in all material respects and accurately reflect the financial condition of Wells. The Wells Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Wells as of and for the periods ending on the dates thereof. As of the dates of the Wells Financials referred to above, Wells did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Wells Financials or otherwise disclosed in this Agreement, or in any of the documents delivered to St. James. Since September 30, 2014, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole.

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(b)             No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Wells Financials, Wells did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Wells Disclosure Schedule.

4.04         Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Wells have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Wells have been, or will be, timely paid in full or adequate provision has been made for any such Taxes in the Wells Financials. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Wells that could result in a determination that would have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the Wells Financials. Wells has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

4.05         Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Wells and the consummation by Wells of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the MDFI, the FDIC, the OCC and, unless waived, the FRB; (ii) the filing with the SEC of a Registration Statement registering the Wells Common Stock to be issued and sold in connection with this Agreement and the transactions contemplated hereby; (iii) any approvals under the securities or blue sky laws of the various states; (iv) the adoption of this Agreement by the sole stockholder of the Bank; (v) the filing of the Certificate of Merger with the Minnesota Secretary of State; and (vi) such other filings, authorizations and approvals as may be set forth in the Wells Disclosure Schedule.

4.06         Legal Proceedings. Except as disclosed in the Wells Disclosure Schedule, neither Wells nor any Wells Subsidiary is a party to, and there are not pending, or, to their Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Wells or any Wells Subsidiary or their officers and directors; (ii) to which Wells’ or any Wells Subsidiary’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of Wells to perform its obligations under this Agreement, except for any proceedings, claims, actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Wells, the Wells Subsidiaries or the assets of Wells or the Wells Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect on Wells or the Wells Subsidiaries, taken as a whole. No director or officer of Wells or a Wells Subsidiary currently is being indemnified or seeking to be indemnified, with respect to a previous, current or threatened claim, by Wells or a Wells Subsidiary pursuant to applicable law or their governing documents.

4.07         Insurance. Wells is presently insured for reasonable amounts with financially sound and reputable insurance against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All the insurance policies and bonds maintained by Wells are in full force and effect, Wells is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of Wells management, such insurance

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coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Wells Disclosure Schedule. Wells has not received notice from carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium cost of such insurance will be substantially increased.

4.08          Compliance with Applicable Law.

(a)             General. Wells holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Wells’ business nor otherwise have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Wells’ Knowledge, threatened.

(b)             No Notices. Except as disclosed in the Wells Disclosure Schedule, Wells has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations. Except as disclosed in the Wells Disclosure Schedule, Wells has not consented to or entered into any Regulatory Agreement that has not been satisfied and terminated as of the date hereof.

4.09          Environmental Matters. Except as disclosed in the Wells Disclosure Schedule, to the best of Wells’ Knowledge, Wells is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by Wells for which Wells could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole. Except as disclosed in the Wells Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Wells’ Knowledge, threatened relating to any actual or potential Condition or Violation.

4.10         Information to be Supplied. The information supplied, or to be supplied, by Wells for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

4.11         Representations True and Correct. No representations made by Wells and the Bank in this Agreement or in the Wells Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in any documents or reports provided by or for Wells and the Bank to St. James contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

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4.12         Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of St. James and at all times subsequent to such mailing, up to and including the time of completion of the sale of Wells Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating specifically to Wells or the Bank, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OCC; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01          Conduct of St. James’s Business.

(a)             Ordinary Course. From the date of this Agreement to the Closing Date, St. James will conduct its business and engage in transactions only in the ordinary course of business and consistent with past practice, except as otherwise required by this Agreement or with the prior written consent of Wells, which consent shall not be unreasonably withheld. St. James will use its best efforts to (i) maintain and preserve intact its business organization, properties, assets, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) take no action that would adversely affect or delay the ability of St. James, Wells or the Bank to obtain any necessary approvals, consents or waivers of the Regulatory Authorities required for the transactions contemplated hereby and by the Plan of Conversion or to perform its covenants and agreements on a timely basis under this Agreement and the Plan of Conversion; and (iii) take no action that is reasonably likely to have a Material Adverse Effect on St. James. Without limiting the foregoing, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Wells in writing or as permitted or required by this Agreement or the Plan of Conversion, St. James will not:

(i)          Employment and Compensation. Hire or promise to hire any new employee, independent contractor or consultant. Grant any severance or termination pay to (other than pursuant to the existing plans and policies of St. James disclosed in Section 3.09(a) or 3.13 of the St. James Disclosure Schedule or pursuant to Section 5.05(a)), or enter into or amend any employment, consulting or severance agreement with, any employee, officer, director, independent contractor or consultant of St. James, or increase the rate of base, incentive or other compensation or benefits of, or pay any bonus to, the directors, officers and employees of St. James; provided, however, that St. James may (i) award merit increases in compensation to each non-management employee in the ordinary course of business consistent with past practices in an amount not to exceed 3.0% of the annual salary of such non-management employee; and (ii) pay retention bonuses to employees on the Closing Date in an aggregate amount not to exceed $50,000, provided that no individual employee shall receive more than $13,000.

(ii)         Extraordinary Transactions. Merge or consolidate with any other corporation or other entity, sell or lease all or any substantial portion of the assets or business of St. James, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between St. James and any other person, enter into a purchase and assumption transaction with respect to deposits and liabilities, permit the revocation or surrender by St. James of its certificate of authority to maintain, or file an application for the relocation of, its existing offices or file an application for a certificate of authority to establish a new branch office;

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(iii)        Liens, Indebtedness and Other Matters. Sell or otherwise dispose of any asset of St. James other than in the ordinary course of business consistent with past practice, subject any asset of St. James to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, transactions in “federal funds” and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected to have a Material Adverse Effect on St. James), modify in any material respect the manner in which St. James has heretofore conducted its business, enter into any new line of business or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(iv)        Representations and Warranties. Take any action which would result in any of the representations and warranties of St. James set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied;

(v)         Accounting Matters. Change any method, practice or principle of accounting, or change any assumption method of calculation of, depreciation of any type of asset or establishment of any reserve or increase the provision loan losses, unless required by applicable law or regulation or the direction of St. James’ regulatory authority;

(vi)        Modification of Agreements. Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which St. James is a party, other than in the ordinary course of business, consistent with past practice;

(vii)       Employee Benefits Plans. Except as provided by Sections 5.01(a)(i) or 5.05, implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law or to the extent such amendments do not result in an increase in cost;

(viii)      Amendment of Organizational Documents. Amend the Charter or Bylaws of St. James, except as may be required to effect the Conversion Merger;

(ix)       Affiliate Transactions. Engage in any transaction with an affiliate, within the meaning of Sections 23A and 23B of the Federal Reserve Act and Regulation W thereunder; or

(x)        Change in Policies. Change its lending, investment, deposit or asset and liability management or other banking policies in any material respect, except as may be required by applicable law or regulations.

(b)           Specific Prohibitions. For purposes of this Section 5.01, it shall not be considered in the ordinary course of business for St. James to do any of the following: (i) make any capital expenditure of $10,000 or more not disclosed in Section 5.01(b) of the St. James Disclosure Schedule without the prior written consent of Wells, which consent shall not be unreasonably withheld, delayed or conditioned; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $10,000, other than pledges of assets to secure government deposits, sales of assets in the normal course of business or issuance of loans; (iii) make any transaction in securities or repurchase agreements, except investments made in the ordinary course of business and conforming to St. James’ investment policy in effect on September 30, 2014; (iv) undertake or enter into any lease, contract or other commitment for its account involving payment of more than $10,000 annually, or containing a material financial commitment and extending beyond six months from the date hereof, other than in the normal course of providing credit to customers as part of its banking business, and agreements for professional services incurred in connection with the transactions contemplated by this Agreement; (v) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds; or (vi) originate or acquire any

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loans or extensions of credit in excess of $250,000, except for any lending commitments outstanding on the date hereof, and except that Wells shall be deemed to have approved such loan or commitment if it does not object to St. James within two business days following Wells’ receipt of notice that St. James intends to enter into such loan or commitment.

5.02          Access; Confidentiality.

(a)             Reasonable Access. From the date of this Agreement through the Closing Date, St. James, on one hand, and Wells and the Bank, on the other hand, shall each afford to the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours following reasonable notice; and the officers of St. James or Wells and the Bank, as the case may be, will furnish any party making such investigation with such financial and operating data and other information with respect to their respective businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. Neither St. James, on one hand, nor Wells and the Bank, on the other hand, shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proceeding sentence apply.

(b)            Conduct of Investigation. Wells, the Bank and St. James agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties hereto.

(c)            Confidentiality. All information furnished pursuant to this Agreement by each of St. James, Wells or the Bank to the other shall be treated as the sole property of the furnishing party. If the transactions contemplated by this Agreement shall not be consummated, each party will, and will cause its agents to, return all documents, records or other materials containing, reflecting, referring to or prepared on the basis of such information to be kept confidential, except to the extent such information becomes public through no fault of Wells, the Bank or St. James, as the case may be, or any of their representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt prior notice to the other of any contemplated disclosure where such disclosure is legally required.

5.03          Regulatory Matters and Consents.

(a)             Applications. Wells, the Bank and St. James will promptly prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)            Required Information. Each of Wells and the Bank, on one hand, and St. James, on the other hand, will furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing made by or on behalf of either party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)            Communications. Wells and the Bank, on one hand, and St. James, on the other hand, will each promptly furnish the other with copies of written communications addressed to, or received by it from any Regulatory Authority in connection with the transactions contemplated hereby.

(d)            Cooperation. Wells and the Bank, on one hand, and St. James, on the other hand, will cooperate with each other in the preparation of all information and materials reasonably requested by the other party or necessary to effectuate the Conversion Merger, including: (i) the preparation and mailing of

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proxy materials and stock offering materials to the Members of St. James and others upon receipt of required regulatory approvals; (ii) the filing of all Applications and other required or reasonably requested materials with the Regulatory Authorities, with such Applications to be filed within 30 days of the date hereof; (iii) the taking of all actions reasonably necessary to obtain all required regulatory approvals; and (iv) with respect to Wells and the Bank, if necessary, obtaining a comfort letter from its accounting firm for use in connection with the Conversion Merger.

5.04         St. James Members’ Meeting. As soon as reasonably practicable after receipt of the required regulatory approvals, St. James will take all actions necessary to call, give notice of, and hold a meeting of its Members for the purpose of considering and voting on approval and adoption of this Agreement and the transactions contemplated hereby, including the Conversion Merger. The Board of Directors of St. James will use its best efforts to obtain a vote approving and adopting this Agreement from its Members. The St. James Board of Directors will recommend that St. James Members vote for approval and adoption of this Agreement. The Proxy Statement/Prospectus to be distributed to St. James Members shall include a statement to the effect that St. James’s Board of Directors has recommended that its Members vote in favor of the approval and adoption of this Agreement. Neither the St. James Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Wells, the recommendation of the St. James Board of Directors that its Members vote in favor of the approval and adoption of this Agreement or make any statement or take any action in connection with the St. James Members’ meeting inconsistent with such recommendation, unless, upon advice of counsel, the Board determines in good faith that its fiduciary duties otherwise require.

5.05         Employment Issues and Related Matters. Wells hereby agrees that:

(a)            Employees. Wells shall continue the employment of all St. James employees as of the Closing Date, for a period of not less than one year as employees of the Bank after the Closing Date and shall not terminate any of such employees, except for cause, as hereinafter defined. Any of the St. James employees as of the Closing Date who are subsequently terminated by the Bank without cause shall receive severance pay in accordance with the terms of St. James’s existing severance policy as set forth in the St. James Disclosure Schedule. As used herein, “cause” shall mean: (i) neglect of the employee’s duties and responsibilities; or (ii) misappropriation of funds, properties or assets of the Bank, intentional tort(s), fraud or other material dishonesty with respect to the Bank, or other misconduct (including disparagement) that could be materially harmful to the business, interests or reputation of the Bank; or (iii) conviction for a crime constituting a felony, including the entry of a plea of guilty or no contest by the employee to a charge of a crime constituting a felony, or the employee’s prior or future pre-trial diversion, conviction, or plea of guilty or no contest to any crime which constitutes a crime of breach of trust or dishonesty and which would disqualify the employee from continued employment pursuant to Section 19 of the Federal Deposit Insurance Act; or (iv) the employee is removed from his or her position or is subject to fines, penalties or assessments by any regulatory authority over the Bank.

St. James employees who become full time (other than those designated as temporary) employees of the Bank will be eligible to participate in the same benefit plans and compensatory programs that are generally afforded to other employees of the Bank who hold similar positions, subject to the terms and conditions under which those plans and programs are made available to employees of the Bank; provided, however, that employment with St. James shall be treated as employment with the Bank for purposes of determining eligibility and vesting (but not benefit accrual) under all benefit plans and programs. For purposes of participation in Wells bonus plans, profit sharing plans and arrangements, and similar benefits, St. James employees shall receive credit for length of service accrued with St. James for purposes of determining eligibility and vesting (but not benefit accrual); provided, however, that St. James employees shall be paid bonuses at the Merger Effective Time by St. James based on the year to date, and shall thereafter be eligible for bonuses by Wells based on the remainder of the year, from and after the Merger Effective Time. For purposes of vacation benefits, service accrued with St. James shall

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be credited for determining an employee’s eligibility and length of vacation under the Wells and the Bank’s vacation plan, and any vacation taken prior to the Closing Date will be subtracted under the Wells plan from the employee’s vacation entitlement for the calendar year in which the Closing Date occurs.

(b)            Indemnification. From and after the Closing Date, Wells shall indemnify and hold harmless each present and former director, officer and employee of St. James determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under OCC regulations and the Charter and Bylaws of St. James as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, fraud or intentional acts; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 5.05(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells, but the failure to so notify shall not relieve Wells of any liability it may have to such Indemnified Party if such failure does not materially prejudice Wells. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) Wells shall have the right to assume the defense thereof and Wells shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Wells elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Wells and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Wells, and Wells shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Wells shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that Wells or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.05(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(c)            Insurance. Prior to the Closing Date, St. James may acquire a directors’ and officers’ liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Closing Date at an annual premium no greater than 150% of the current annual premium.

(d)            Advisory Board. The Bank shall, effective as of the Closing Date, cause up to five non-employee directors of St. James, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the “Bank Advisory Board”) to be established by the Bank, the function of which shall be to assist the Bank to maintain current St. James customer relationships. The Bank Advisory Board will be maintained for a period of one year and each member thereof shall receive a fee of $275.00 per month for service on the Bank Advisory Board.

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(e)            Retirement Plans or Arrangements. If requested by Wells, St. James agrees to terminate, as of the Closing Date, any of the retirement plans or arrangements which have been disclosed in the St. James Disclosure Schedule. As soon as practicable after the execution of this Agreement, the parties will take such action in a manner reasonably acceptable to the Wells to provide that such plans or arrangements will terminate after satisfaction of the terms and conditions of this Agreement upon the Closing Date.

5.06         No Solicitation. St. James shall not nor shall it permit any officer, director or employee of St. James, or any investment banker, attorney, accountant or other representative retained by St. James to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from any person other than Wells concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of St. James, or any assets or business of St. James, except that St. James’s officers and directors may respond to inquiries from depositors and Regulatory Authorities in the ordinary course of business.

5.07         Disclosure Obligations. Wells and St. James shall each promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Wells and St. James shall each update any schedule provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed on such schedule. The delivery of such additional schedules by a party shall not relieve such party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, as the case may be.

5.08         Reorganization. Neither Wells, the Bank nor St. James shall knowingly take any action that would, or is reasonably likely to, prevent or impede the Conversion Merger from qualifying as a reorganization under Section 368(a) of the IRC or to cause the loss of any St. James net operating losses that may be carried forward.

5.09         St. James Undertakings. St. James shall:

(a)            Mutual-to-Stock Conversion. Take all actions necessary with the appropriate Regulatory Authorities and otherwise use its best efforts to cause the conversion of St. James from a federal mutual savings association to a federal stock savings association;

(b)           Delivery of Financial Statements. Deliver to Wells, as soon as practicable after the end of each fiscal year and/or calendar quarter the applicable quarterly Call Report, which quarterly Call Report shall fairly reflect St. James’s financial condition and results of operations for the period presented;

(c)            Taxes. File all federal, state, and local tax returns required to be filed by St. James on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such return on or before the date such payment is due; and

(d)           Phase I Environmental Audit. Permit Wells, if Wells elects to do so, at Wells’ own expense, to cause a “Phase I environmental audit” to be performed within thirty (30) days after the date hereof, at any physical location owned, leased or occupied by St. James on the date hereof. Wells shall provide St. James with a copy of the report of such “Phase I environmental audit,” if conducted. In the event that such “Phase I environmental audit” reveals a Violation or Condition that would have a Material Adverse Effect, Wells may, without any further obligation hereunder, terminate this Agreement within thirty (30) days after receipt of such report, or elect, at its own expense, to perform a “Phase II environmental audit.” Wells shall provide St. James with a copy of the report of such “Phase II

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environmental audit,” if conducted. In the event that such “Phase II environmental audit” reveals a Violation or Condition that would have a Material Adverse Effect, Wells may, without any further obligation hereunder, terminate this Agreement within thirty (30) days after receipt of such report.

5.10         Public Announcements. Wells and St. James shall mutually agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby and upon the form and substances of other public disclosures related thereto, including without limitation, communications to St. James depositors, St. James internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure that is required by law or that its counsel deems necessary.

5.11         Taking of Necessary Actions. Subject to the terms and conditions herein provided, and in addition to any specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement upon all of the terms and conditions set forth herein.

ARTICLE VI

CONDITIONS

6.01         Conditions to St. James’s Obligations under this Agreement. The obligations of St. James hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by St. James pursuant to Section 8.03 hereof.

(a)             Representations, Warranties and Covenants. The obligations of Wells and the Bank required by this Agreement to be performed by Wells or the Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole, and the representations and warranties of Wells and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole.

(b)            Approval by Members and Sole Stockholder. This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the Members of St. James in accordance with applicable OCC regulations and of the sole stockholder of the Bank in accordance with Minnesota law.

(c)            Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 3.04 hereof, which approvals, in the good faith judgment of St. James’s Board of Directors, shall not impose any condition or requirement that would, directly or indirectly, materially adversely affect the terms of the Conversion Merger as they relate to St. James, its directors or employees; and all notice and waiting periods required thereunder shall have expired or been terminated.

(d)            No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin or prohibit the consummation of the transactions contemplated hereby. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

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(e)            No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to Wells and the Bank, taken as a whole, since September 30, 2014.

(f)            Officer’s Certificate. Wells shall have delivered to St. James a certificate, dated the Closing Date and signed, without personal liability, by its president and chief executive officer, to the effect that the conditions set forth in subsections (a)-(e) of this Section 6.01 have been satisfied, to the best knowledge of the officer executing the same.

6.02        Conditions to Wells’ Obligations under this Agreement. The obligations of Wells hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Wells pursuant to Section 8.03 hereof.

(a)            Representations, Warranties and Covenants. The obligations of St. James required by this Agreement to be performed by St. James at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on St. James and the representations and warranties of St. James set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on St. James.

(b)            Approval by Members and Sole Stockholder. This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the Members of St. James in accordance with applicable OCC regulations and of the sole stockholder of the Bank in accordance with Minnesota law.

(c)            Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 4.05 hereof, which approvals, in the good faith judgment of Wells’ Board of Directors, shall not impose (i) any term or condition that could reasonably be expected to have a Material Adverse Effect on Wells and the Wells Subsidiaries, taken as a whole, or (ii) any condition or requirement that would, directly or indirectly, materially impair the value of St. James to Wells and all notice and waiting periods required thereunder shall have expired or been terminated.

(d)            Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order shall have been issued with respect thereto or proceedings initiated therefor.

(e)            280G Issues. Wells shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that St. James shall have taken any and all reasonably necessary steps such that the Conversion Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between St. James and any officer, director, or employee thereof.

(f)            No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

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(g)           No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to St. James since September 30, 2014.

(h)           Officer’s Certificate. St. James shall have delivered to Wells a certificate, dated the Closing Date and signed, without personal liability, by its president and chief executive officer to the effect that the conditions set forth in subsections (a)-(g) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same.

(i)            Tax Opinion. Wells shall have received an opinion of counsel to Wells that the Conversion Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the IRC for federal tax income purposes.

(j)            Phase I Environmental Audit Results. The results of any “Phase I environmental audit” conducted pursuant to Section 5.09(d) hereof shall be reasonably satisfactory to Wells.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

7.01        Termination. This Agreement may be terminated and the Conversion Merger abandoned on or at any time prior to the Closing Date:

(a)           Mutual Consent. By the mutual written consent of the parties hereto, if the Board of Directors of each of St. James and Wells so determines by vote of a majority of the members of its entire Board; or

(b)           Unilateral Termination. By Wells or St. James:

(i)          if there shall have been any material breach of any representation, warranty, covenant or other obligation of Wells, on the one hand, or St. James, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) unless the breach of the representation, warranty or covenant would entitle the party receiving such representation or warranty or benefited by such covenant not to consummate the transactions contemplated hereby under Section 6.01(a) (in the case of a breach of a representation or warranty or covenant by Wells) or Section 6.02(a) (in the case of a breach of a representation or warranty or covenant by St. James);

(ii)         if the Closing Date shall not have occurred prior to November 14, 2015, which date shall be subject to extension by mutual consent, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(iii)        if final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, which final action (a) has become unappealable and/or (b) does not approve or objects to this Agreement (in whole or in part) or the Plan of Conversion or the transactions contemplated hereby or thereby;

(iv)        if the approval of the Members of St. James required for the consummation of the Conversion Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Members, or at any adjournment or postponement thereof;

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(v)         if the Plan of Conversion terminates in accordance with its terms, as set forth in Article IX thereof;

(vi)        if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(vii)       in any event that any of the conditions precedent to the obligations of Wells, on the one hand, or St. James, on the other hand, to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled by the date specified in Section 7.01(b)(ii) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

(c)            Wells Termination. By Wells if: (i) the St. James Board of Directors does not publicly recommend in the Proxy Statement/Prospectus for the St. James Members’ meeting the approval and adoption of this Agreement or (ii) if, after making such recommendation, the St. James Board of Directors withdraws, qualifies or revises such recommendation in a manner adverse to Wells.

7.02        Termination Fee. In the event this Agreement is terminated by Wells pursuant to Section 7.01(c) hereof or by either party pursuant to Section 7.01(b)(iv) after announcement of a competing bid for St. James or within 12 months thereafter St. James shall enter into an agreement to be acquired by another party, St. James shall pay to Wells a termination fee of $100,000.

7.03        Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Wells or St. James to the other; provided, however, notwithstanding anything to the contrary herein, no party hereto shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01        Expenses. Except as provided in Section 7.02 hereof, each party will pay its own expenses in connection with the preparation of this Agreement. If the transactions contemplated by this Agreement are not consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including filing fees, legal fees, accounting fees and other expenses; provided, however, that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the other party’s expenses without prejudice to any other rights or remedies as may be available to the non-breaching party.

8.02        Non-Survival of Representations, Warranties and Covenants. All representations, warranties, agreements and covenants shall terminate on the Closing Date, except to the extent specifically provided in Sections 5.02(c), 5.05 and 8.01. No representation, warranty or covenant shall be interpreted or construed to confer rights upon any third party except the covenants of Wells contained in Section 5.05(b) hereof.

8.03        Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend, restate or supplement this Agreement; (b) extend the time for the performance of any of the obligations or other acts of either party hereto; (c) waive any inaccuracies in the representations and warranties contained herein or

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in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04         Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, except as provided in Section 5.05(b), expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

8.05         No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06         Notices. All notices or other communications hereunder shall be, in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by overnight national delivery service or sent by facsimile transmission, confirmation received, addressed as follows or addressed to such other address as may be specified by any party in a notice delivered pursuant to this Section 8.06:

If to Wells or the Bank:

Wells Financial Corp.

53 First Street, S.W.

P.O. Box 310

Wells, Minnesota 56097

Attention: Lonnie R. Trasamar

 President and Chief Executive Officer

Facsimile: (507) 553-6609

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With a copy to:

Spidi & Fisch, PC

1227 25th Street, NW

Suite 200 West

Washington, D.C. 20037

Attention: John J. Spidi, Esq.

Facsimile: (202) 434-4661

If to St. James:

St. James Federal Savings and Loan Association

501 1st Avenue South

St. James, Minnesota 56081

Attention: Timothy Peterson

                  President and Chief Executive Officer

Facsimile: (507) 375-3179

With a copy to:

Lindquist & Vennum LLP

4200 IDS Center

80 South 8th Street

Minneapolis, Minnesota 55402

Attention: Steven J. Johnson, Esq.

Facsimile: (612) 371-3207

8.07         Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.08         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument.

8.09         Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

8.10         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without reference to its conflicts of laws principles, and with the laws of the United States, as applicable.

[Signature page follows]

28

IN WITNESS WHEREOF, Wells, the Bank and St. James have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Wells Financial Corp.
Attest:

By:	/s/ James D. Moll	By:	/s/ Lonnie R. Trasamar
	Its Chief Financial Officer		Lonnie R. Trasamar
President and Chief Executive Officer

Wells Federal Bank
Attest:

By:	/s/ James D. Moll	By:	/s/ Lonnie R. Trasamar
	Its Chief Financial Officer		Lonnie R. Trasamar
President and Chief Executive Officer

STATE OF MINNESOTA )
ss.
COUNTY OF Faribault )

The foregoing instrument was acknowledged before me this 14 day of November, 2014, by Lonnie R. Trasamar, the President and Chief Executive Officer of Wells Financial Corp. and Wells Federal Bank.

NOTARY SEAL		/s/ Matthew L. Zebro
Notary Public

St. James Federal Savings and Loan Association
Attest:

By:	/s/	By:	/s/ Timothy Peterson
	Its Secretary		Timothy Peterson
President and Chief Executive Officer

STATE OF MINNESOTA )
ss.
COUNTY OF Watonwan )

The foregoing instrument was acknowledged before me this 13th day of November, 2014, by Timothy Peterson, the President and Chief Executive Officer of St. James Federal Savings and Loan Association.

NOTARY SEAL		/s/ Gale J. Carlson
Notary Public

[Signature page to Agreement and Plan of Conversion Merger]